UNITED STATES
SECURITES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  11/05/2004

DIGITAL LIFESTYLES GROUP INC
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  000-27828

DE	13-3779546
(State or Other Jurisdiction Of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1001 S. Capital of Texas Hwy. Building I, Suite 200
Austin, TX 78746
(Address of Principal Executive Offices, Including Zip Code)

512-617-8282
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On November 5, 2004, Richard Shyu, the Registrant's President, resigned as President, effective as of the close of business November 5, 2004, to pursue other interests.

On November 5, 2004, the Registrant's Board of Directors appointed Kent A. Savage, the Registrant's Chief Executive Officer and Chairman of the Board of Directors, to the position of President vacated by the resignation of Mr. Shyu, in addition to his other duties.

Mr. Savage, 42, has served as the Registrant's Chief Executive Officer and a member of its board since January 2004. Mr. Savage has served as the Registrant's Chairman of the Board of Directors since March 2004. Prior to joining the Registrant, Mr. Savage served as co-founder and Chief Sales and Marketing Officer for TippingPoint Technologies, Inc. (NASDAQ: TPTI) from September 2002 until February 2003. Prior to TippingPoint, Mr. Savage served as co-founder, Chief Executive Officer and President of Netpliance, Inc., the predecessor of TippingPoint, from February 1999 until August 2001. Prior to founding Netpliance, Mr. Savage served as General Manager, Broadband for the Cisco Systems Inc. Service Provider Line of Business, from April 1998 until February 1999. Mr. Savage also serves on the board of directors of Innovo Group, Inc. (NASDAQ: INNO), a publicly traded marketer of consumer products for the apparel and accessory markets.

Under an employment agreement dated January 15, 2004, the Registrant agreed to employ Mr. Savage as its chief executive officer at a base salary of not less than $200,000. Mr. Savage is also eligible for a quarterly discretionary bonus of not less than $37,500. The employment agreement provides that the Registrant would grant Mr. Savage an option to purchase up to 3,309,587 shares of its common stock and that Mr. Savage would be appointed to its board. The employment agreement has an initial term of two years, with successive one-year renewal terms unless either party gives 30 days' prior notice to the contrary. If the Registrant terminates Mr. Savage for any reason other than for "cause" or Mr. Savage terminates his employment for "good reason," as such terms are defined in the employment agreement, prior to the end of the initial term or any renewal term, Mr. Savage is entitled to a lump sum payment equal to the remaining salary and maximum bonus for the initial term or renewal term, as the case may be. In the event the Registrant experiences a change in control, all of Mr. Savage's options, to the extent not otherwise exercisable, will immediately become exercisable, and he may terminate his employment agreement for "good reason." Additionally, Mr. Savage has agreed to return all confidential information to the Registrant upon his termination, and to not solicit its customers or employees for 12 months after the termination of his employment.

On September 9, 2004, the Registrant entered into a securities purchase agreement with various investors, whereby it issued an aggregate of 14,450,858 shares of its common stock and warrants to purchase an aggregate of 7,225,426 shares of our common stock. The common stock and warrants were sold as a unit, with each investor receiving a warrant to purchase one share of common stock for every two shares of common stock purchased by such investor. The purchase price for each unit was $0.346 per share of common stock purchased, or a total of approximately $5.0 million. One of the investors was Savage Interests, L.P., an entity affiliated with Mr. Savage. Savage Interests purchased 1,011,560 shares of common stock and warrants to purchase 505,780 shares of common stock for approximately $350,000.

On November 10, 2004, the Registrant issued a press release, which is attached hereto and incorporated herein by reference as Exhibit 99.1 to this Current Report on Form 8-K, regarding the appointment of Lloyd B. Clark as Vice President/General Manager of the Registrant's Northgate Operations, the resignation of Mr. Shyu as President of the Registrant and the appointment of Mr. Savage to fill the position of President of the Registrant.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

DIGITAL LIFESTYLES GROUP INC

Date: November 10, 2004.	By:	/s/ J. William Wilson
J. William Wilson
Vice President and General Counsel

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release dated November 10, 2004